Exhibit (a)(11)

Dear Cadence Employees,

I’d like to take this opportunity to provide you with a few updates regarding the potential acquisition of Cadence by Mallinckrodt, which continues to move forward as we expected.

•	The Hart-Scott-Rodino (HSR) waiting period[1] for the transaction has expired, which satisfies an important condition to the completion of Mallinckrodt’s tender offer for Cadence stock. The tender offer remains subject to other customary conditions set forth in the merger agreement, including the tender of at least a majority of the outstanding shares of Cadence common stock. The tender offer is currently scheduled to expire at 12:00 midnight, New York City time, on March 18, 2014, but it may be extended, in accordance with the merger agreement and the applicable rules and regulations of the U.S. Securities and Exchange Commission (SEC). We expect that the acquisition will be completed shortly thereafter.

•	Mallinckrodt has formed a cross-functional integration team, which will begin to meet regularly in order to ensure that thorough integration planning takes place now, so that upon the closing of the transaction, actions can be taken on a timely basis. The goal of the integration team will be to:

•	Create an integration plan that will allow Cadence to be smoothly combined into Mallinckrodt after closing;

•	Protect the customers and ongoing business of both Mallinckrodt and Cadence by working to limit disruptions to the operating teams of both companies;

•	Ensure employees understand the overall business strategy behind the potential transaction and their roles in executing upon that strategy; and

•	Maintain high levels of communication with key stakeholders, including employees, customers and suppliers.

We will soon be establishing a Cadence integration team that closely aligns with the Mallinckrodt integration team structure. The two teams will work together to plan the integration that will take effect after the transaction closes.

•	You may have seen reports of class-action shareholder lawsuits filed against Cadence related to the Mallinckrodt transaction. These lawsuits, which are known as “shareholder objection” suits, are very common and, in this case, alleged that the Cadence board agreed to a transaction that purportedly undervalues our company. On Friday, we and Mallinckrodt announced that we had reached an agreement in principle for a settlement of the lawsuits filed in Delaware,

[1]	The “HSR waiting period” is a period of time during which time the Federal Trade Commission and Department of Justice review reports filed by the acquiring company and the company to be acquired to determine whether the proposed transaction violates U.S. antitrust laws.

which is subject to a number of conditions, including approval by the Delaware court. In keeping with our company policy, we cannot discuss specifics of these cases, but it’s important for you to understand these activities. This, unfortunately, is part of the reality around public company acquisitions.

•	Several employees have asked about the benefits that Mallinckrodt plans to offer to Cadence employees following the closing of the transaction. Mallinckrodt has informed us that their current benefits and retirement programs are similar to those that are currently provided by Cadence and include such things as medical, prescription drug, dental, vision, life, disability, and 401(k). The exact timing for the transition to Mallinckrodt’s benefit plans cannot be determined until after the close of the transaction, but will be communicated to you as soon as possible after closing.

As a reminder, it is very important that Cadence and Mallinckrodt continue to operate as two separate companies until the transaction has closed. As such, it is essential that all contact with Mallinckrodt be coordinated by Scott Byrd and Neil Berkley.

Additionally, until the transaction is closed, all communication about the transaction must be carefully managed to ensure compliance with applicable SEC regulations. As a result, it’s imperative that any written internal communication referencing the transaction must be reviewed by Cadence’s legal counsel, and approved by our Executive Committee. We will do our best to keep you informed as the transaction progresses.

On behalf of the entire management team and our board of directors, thanks, again, to each of you for continuing to remain focused on growing sales of OFIRMEV® and ensuring that our business continues to operate smoothly.

With best regards,

Ted

Ted Schroeder

President and CEO

Cadence Pharmaceuticals

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Tender Offer for the outstanding shares of Cadence Pharmaceuticals, Inc. (“Cadence Pharmaceuticals”) referenced in this communication commenced on February 19, 2014. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the Tender Offer materials that Mallinckrodt plc (“Mallinckrodt”) and Madison Merger Sub, Inc. (“Purchaser”) have filed with the Securities and Exchange Commission (“SEC”). Mallinckrodt and Purchaser have filed Tender Offer materials on Schedule TO, and Cadence Pharmaceuticals has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Tender Offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER

OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION. HOLDERS OF SHARES OF CADENCE PHARMACEUTICALS COMMON STOCK ARE URGED TO READ THESE DOCUMENTS CAREFULLY (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF CADENCE PHARMACEUTICALS COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The Offer to Purchase, the related Letter of Transmittal and certain other Tender Offer documents, as well as the Solicitation/Recommendation Statement, are available to all holders of shares of Cadence Pharmaceuticals common stock at no expense to them. The Tender Offer materials and the Solicitation/Recommendation Statement are available for free at the SEC’s website at www.sec.gov. Additional copies of the Tender Offer materials may be obtained for free by contacting Mallinckrodt plc at 675 James S. McDonnell Blvd, Hazelwood, MO 63042, Attention: John Moten, Vice President Investor Relations, (314) 654-6650. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other Tender Offer documents, as well as the Solicitation/Recommendation Statement, Cadence Pharmaceuticals and Mallinckrodt file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Cadence Pharmaceuticals or Mallinckrodt at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Cadence Pharmaceuticals’ and Mallinckrodt’s filings with the SEC are also available to the public from commercial document-retrieval services and at the SEC’s website at www.sec.gov.

Forward-Looking Statements

Statements in this communication that are not strictly historical, including statements regarding the proposed acquisition, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, employment matters, future opportunities for the combined businesses and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements within the meaning of the federal securities laws, and involve a number of risks and uncertainties. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which Mallinckrodt and Cadence Pharmaceuticals operate; the commercial success of OFIRMEV; Mallinckrodt’s and Cadence Pharmaceuticals’ ability to protect intellectual property rights; the parties’ ability to satisfy the Tender Offer and merger agreement conditions and consummate the Tender Offer and the merger on the anticipated timeline or at all; the availability of financing, including the financing contemplated by Mallinckrodt’s debt commitment letter, on anticipated terms or at all; Mallinckrodt’s ability to successfully integrate Cadence Pharmaceuticals’ operations and employees with Mallinckrodt’s existing business; the ability to realize anticipated growth, synergies and cost savings; Cadence Pharmaceuticals’ performance and maintenance of important business relationships; Mallinckrodt’s ability to receive procurement and production quotas granted by the U.S. Drug Enforcement Administration; Mallinckrodt’s ability to obtain and/or timely transport molybdenum-99 to its technetium-99m generator production facilities; customer concentration;

cost-containment efforts of customers, purchasing groups, third-party payors and governmental organizations; Mallinckrodt’s ability to successfully develop or commercialize new products; competition; Mallinckrodt’s ability to integrate acquisitions of technology, products and businesses generally; product liability losses and other litigation liability; the reimbursement practices of a small number of large public or private issuers; complex reporting and payment obligation under healthcare rebate programs; changes in laws and regulations; conducting business internationally; foreign exchange rates; material health, safety and environmental liabilities; litigation and violations; information technology infrastructure; and restructuring activities. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Mallinckrodt’s SEC filings, including its Annual Report on Form 10-K for the fiscal year ended September 27, 2013 and Quarterly Report on Form 10-Q for the quarterly period ended December 27, 2013, as well as Cadence Pharmaceuticals’ SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2013. The forward-looking statements made herein speak only as of the date hereof and none of Mallinckrodt, Cadence Pharmaceuticals or any of their respective affiliates assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.